Exhibit 99.B(p)

THE MOTLEY FOOL FUNDS TRUST

MOTLEY FOOL ASSET MANAGEMENT, LLC

MOTLEY FOOL WEALTH MANAGEMENT, LLC

JOINT CODE OF ETHICS

Section I                                               Statement of General Fiduciary Principles

This Joint Code of Ethics (the “Code”) has been adopted by The Motley Fool Funds Trust (the “Trust”)(1), Motley Fool Asset Management, LLC, the investment adviser of the Trust (“MFAM”), and Motley Fool Wealth Management, LLC (“MFWM”).(2)  The purpose of the Code is to establish standards and procedures to prevent and detect activities by which persons with knowledge of the investments and investment intentions of an Adviser could abuse their fiduciary duties to clients (including the Trust) and to deal with other types of conflicts of interest.

The Code is based upon the principle that the trustees and officers of the Trust owe a fiduciary duty to the Trust and its shareholders, and the officers, managers and personnel of each Adviser owe a fiduciary duty to its respective Clients (as defined below) to conduct their personal securities transactions in a manner that does not interfere with any Client’s transactions or otherwise take unfair advantage of their relationship with the Trust or any other Client.  All such trustees, officers, managers, employees and other personnel of the Trust and the Advisers are expected to fully understand and adhere to this general principle as well as comply with all of the provisions of this Code that apply to them.

Technical compliance with the Code will not automatically insulate any person from scrutiny of transactions that may show a pattern of compromise or abuse of the individual’s fiduciary duties to the Trust or any other Client.  Accordingly, all Supervised Persons (as defined below) must seek to identify and mitigate, and where practical avoid, any conflicts between their personal interests and the interests of the Trust, its shareholders, or any other Client.  In sum, all Supervised Persons shall place the interests of Clients before their own personal interests.

Every Supervised Person must read and retain this Code, recognize that he or she is subject to its provisions, and comply with all applicable Federal Securities Laws.  If you have any questions about this Code, you should discuss them with the Chief Compliance Officer (or his or her designee) or General Counsel.

Although the Code is intended to provide every Supervised Person with guidance and certainty as to whether certain actions or practices are permissible, it does not cover every potential conflict you may face.  In this regard, the Advisers, the Trust, and The Motley Fool Holdings, Inc. (and its subsidiaries, which include the Advisers) also maintain other compliance policies and procedures that may apply to a Supervised Person’s specific responsibilities and duties (including, among others, the Code of Foolish Conduct, Policies and Procedures to Prevent and Detect Misuse of Material Non-Public Information, Selective Disclosure of Portfolio Holdings, and Trade Error Procedures). These other policies and

(1)         The Code has been approved by the Board of Trustees of the Trust, including a majority of the Independent Trustees under the Investment Company Act of 1940, as amended (the “1940 Act”), in compliance with Rule 17j-1 (“Rule 17j-1”) under the 1940 Act.

(2)         MFAM and MFWM are each known as an “Adviser” and together, as the “Advisers.” Each Adviser has adopted the Code in compliance with Rule 204A-1 (“Rule 204A-1”) under the Investment Advisers Act of 1940 (the “Advisers Act”).

procedures are available to all Supervised Persons on the network shared drive or Intranet.  In the event that any provisions of this Code conflict with any other policy or procedure, the provisions of this Code shall control.  The Trust and the Advisers shall use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code.

Section II                                          Covered Persons

Subject to their general duty to place Clients’ interests before their own personal interest, individuals may have different obligations under this Code, depending upon their respective roles and access to sensitive information.

Personnel of the Trust and Advisers fall into three categories, each with its own set of responsibilities:

(A) “Supervised Persons”(3) are

(1) the trustees, officers, managers, directors (or other persons occupying a similar status or performing similar functions) and employees of (a) the Trust or an Adviser, or (b) of a company in a control relationship to an Adviser who regularly perform services for the Trust or an Adviser; and

(2) any other person who is subject to an Adviser’s supervision and control.

(B) “Access Persons”(4) are

Supervised Persons

(i) who have access to nonpublic information regarding any Client’s purchase or sale of Securities (including, among other things, the writing of an option to purchase or sell a Security) or nonpublic information regarding the portfolio holdings of any Reportable Fund (as defined below), Model Portfolio (as defined below) or Client account;

(ii) who are involved in making Securities recommendations, or have access to such recommendations, that are nonpublic.

(C)  “Investment Personnel”(5) are:

(1) Supervised Persons who in connection with their regular functions or duties make, participate in, or obtain information regarding an open or intended order for the purchase or sale of any Security on behalf of a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(2) any natural persons in a control relationship to the Trust or an Adviser who obtain nonpublic information concerning a pending order or intended recommendation for a Client with regard to the purchase or sale of any Security.

(3)         The specific obligations of Supervised Persons are described in Section IV

(4)         The specific obligations of Access Persons are described in Section V(A) (subject to the exceptions of V(C)), VI, and VII.

(5)         The specific obligations of Investment Personnel are described in Section V(A) and V(B) (subject to the exceptions of V(C)), VI, and VII.

(D) The Chief Compliance Officer of each entity, in consultation with its General Counsel, shall maintain lists of individuals whose duties make them Supervised Persons, Access Persons, and Investment Personnel and shall periodically inform them of their respective applicable statuses.  The Chief Compliance Officer or General Counsel (or their designees) shall promptly notify an individual upon any change in that person’s status.  In addition, all Supervised Persons have an obligation to provide notice to the Chief Compliance Officer on a timely basis if there is a change to their duties, responsibilities or title that they believe may affect their reporting status under this Code.

(E)  Notwithstanding the foregoing, personnel of the Trust, an Adviser, or any of their affiliates shall not be considered to be Access Persons or Investment Personnel by virtue of receiving information about their respective personal portfolios, or recommendations regarding Securities, as part of an ordinary relationship with an Adviser as a Client.

Section III                                     Definitions.

(A)                               “Automatic Investment Plan” means a program in which periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.(6)

(B)                               “Beneficial Ownership” has the meaning set forth in paragraph (a)(2) of Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and for purposes of this Code shall be deemed to include, without limitation, any interest by which an Access Person or any member of his or her immediate family (i.e., a person who is related by blood or marriage to, and who is living in the same household as, the Access Person) can directly or indirectly derive a monetary or other economic benefit from the purchase, sale (or other acquisition or disposition) or ownership of a Security, including (among other things) any such interest that arises as a result of:

(1) a general partnership interest in a general or limited partnership, or a manager/member interest in a limited liability company;

(2) an interest in a trust (either a vested interest in the principal or income of the trust);

(3) an interest as a member of an “investment club” or an organization that is formed for the purpose of investing a pool of monies in Securities;

(4) a right to dividends that is separated or separable from the underlying Security;

(5) a right to acquire equity Securities through the exercise or conversion of any derivative Security (whether or not presently exercisable); and

(6) a performance related advisory fee (other than an asset based fee).(7)

(6)         A dividend reinvestment plan (“DRIP”) is considered to be an Automatic Investment Plan to the extent that transactions are made automatically in accordance with a predetermined schedule and allocation.

(7)         Beneficial Ownership will not be deemed to exist solely as a result of any indirect interest a person may have in the investment performance of an account managed by such person, or over which such person has supervisory responsibility, which arises from such person’s compensation arrangement with the Adviser or any affiliate of the Adviser under which the

You do not have Beneficial Ownership of Securities held by a corporation, partnership, limited liability company, or other entity in which you hold an equity interest unless you control (as defined below) the entity or you have or share investment control over the Securities held by the entity.

(C)                               “Chief Compliance Officer” means the chief compliance officer of the Advisers and the Trust or, in his or her absence, the General Counsel of each applicable Adviser.

(D)                               “Client” means any person for whom or which an Adviser serves as an “investment adviser” within the meaning of Section 202(a)(11) of the Advisers Act, including the Trust.

(E)                                “Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company, within the meaning of Section 2(a)(9) of the 1940 Act.

(F)                                 “Covered Security” means any Security (as defined below) other than:

(1) a direct obligation of the Government of the United States;

(2) a banker’s acceptance, bank certificate of deposit, commercial paper, and high quality short-term debt instruments, including a repurchase agreement;

(3) shares issued by money market funds; or

(4) shares of open-end investment companies (other than exchange-traded funds (“ETFs”) or Reportable Funds) registered under the 1940 Act.

(G)                               “Discretionary Account” means an account over which the Access Person does not directly or indirectly exercise any influence or control.  For example, a Discretionary Account may include a trust account over which a trustee has management authority, or a separately managed account over which a third party investment manager has discretionary investment authority. In order for these types of accounts to qualify as Discretionary Accounts, the Access Person may not direct or suggest purchases or sales of any investments, or consult with the trustee or third-party investment manager (on an ongoing basis beyond the initial account set-up) as to the particular allocation of investments.(8)

(H)                              “Federal Securities Laws” means the Securities Act of 1933, as amended (the “1933 Act”), the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010,  the Jumpstart Our Business Startups Act of 2012, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy performance of the account, or the profits derived from its management, is a factor in the determination of such person’s compensation.

(8)         An Access Person will not be deemed to exercise direct or indirect influence or control over a Discretionary Account because: (i) the Access Person engages in discussions in which a trustee or investment managers summarizes, describes or explains account activity to the Access Person; or (ii) the Access Person may place certain securities on (or remove them from) a restricted list.

Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

(I)                                   “Fund” means an investment company registered under the 1940 Act.

(J)                                   “Independent Trustee” means a trustee of the Trust who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.

(K)                               “Initial Public Offering” means an offering of securities registered under the 1933 Act the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the 1934 Act.

(L)                                “Limited Offering” means an offering of Securities that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or Rule 504, Rule 505 or Rule 506 thereunder.  For the avoidance of doubt, “Limited Offering” may include, but is not limited to, hedge fund, private equity fund and other similar investment fund offerings.

(M)                            “Model Portfolio” means a model equity portfolio maintained and used by MFWM to create separately managed accounts for its Clients.

(N)                               “Personal Account” means any account owned by, or in the name of, an Access Person (including Investment Personnel) in which Covered Securities may be held or any such account in which an Access Person (including Investment Personnel) has a Beneficial Interest in Covered Securities.

(O)                               “Reportable Fund” means: (1) any Fund for which MFAM serves as an investment adviser or sub-adviser; or (2) any Fund whose investment adviser controls an Adviser, is controlled by an Adviser, or is under control with an Adviser.

(P)                                 “Security” includes all stock, debt obligations and other securities and similar instruments of whatever kind (whether publicly or privately traded), including any warrant or option to acquire or sell a security, listed depository receipts (e.g., ADRs), and Reportable Funds. References to a Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Security) shall be deemed to refer to and to include any warrant for, option in, or Security immediately convertible into that Security, and shall also include any instrument (whether or not such instrument itself is a Security) which has an investment return or value that is based, in whole or part, on that Security or index of Securities (collectively, “Derivatives”).  Therefore, except as otherwise specifically provided by this Code:  (1) any prohibition or requirement of this Code applicable to the purchase or sale of a Security shall also be applicable to the purchase or sale of a Derivative relating to that Security; and (2) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Security relating to that Derivative.

(Q)                               A Security is “being considered for purchase or sale” when a recommendation to purchase or sell that Security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

Any questions regarding the application of these terms should be referred to, and addressed by, the Chief Compliance Officer.

Section IV                                      Objective and General Prohibitions for Supervised Persons

(A)                               Although certain provisions of this Code apply only to Access Persons or Investment Personnel, all Supervised Persons must conduct their personal activities in accordance with the standards set forth in Sections I, IV and VIII of this Code.

i.                  A Supervised Person may not engage in any investment transaction under circumstances where the Supervised Person benefits from or interferes with the purchase or sale of investments made on behalf of a Client.

ii.               Supervised Persons may not use information concerning the investments or investment intentions of an Adviser, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of a Client.

iii.            Disclosure by a Supervised Person of such information to any person outside of the course or scope of the responsibilities of the Supervised Person to the Trust, a Client, or an Adviser (and, with respect to the Trust, in violation of the policy on Selective Disclosure of Portfolio Holdings) will be deemed to be a violation of this prohibition.

(B)                                                                               Supervised Persons may not engage in conduct that is deceitful, fraudulent, or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by or for the Trust or a Client.  In this regard, Supervised Persons should recognize that applicable law generally provides that it is unlawful for an Adviser or any Supervised Person in connection with the purchase or sale of a Security held or to be acquired by the Trust or another Client to:

(i)                                     employ any device, scheme or artifice to defraud a Client;

(ii)                                make any untrue statement of a material fact to a Client or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)                             engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client; or

(iv)                              engage in any manipulative practice with respect to a Client.

(C)                                                                               Employees of the Trust or Advisers should also recognize that violating this Code (or the underlying applicable law) may result in: (1) sanctions as provided by Section X below; or (2) administrative, civil, and, in certain cases, criminal fines, sanctions or penalties.

Section V                                           Prohibited Transactions and Pre-clearance for Access Persons and Investment Personnel(9)

(A)                               Access Persons (including Investment Personnel)

1.              Unless one of the exceptions set out in Section V(C) below applies, Access Persons must pre-clear all transactions that would result in them acquiring or selling a direct or indirect Beneficial Ownership

a.              in an Initial Public Offering;

b.              in a Limited Offering/Private Placement; in any Covered Security (including Reportable Funds):

i.                  when the Access Person knows or should know that an Adviser has an open order to purchase or sell the security; or

ii.               when the Access Person knows or should know that an Adviser intends to purchase or sell the security.

2.              Access Persons must report to the Trust, MFAM, or MFWM (as appropriate) any transactions pre-cleared (or required to be pre-cleared) according to the rules laid out in Section VI.

(B)                               Investment Personnel

(1)  All Investment Personnel shall obtain pre-clearance of all transactions in Covered Securities in accordance with this Section V(B) except where one of the exceptions from pre-clearance set forth in Section V(C) below applies.

(2)  For purposes of this Code, Investment Personnel shall be presumed to have sufficient knowledge of a Client’s transactions and Covered Securities being considered for purchase or sale so as to require pre-clearance, regardless of whether they actually have such knowledge.

(C)                               Exceptions:

The prohibitions of this Section V do not apply to:

(1)                                 Purchases that are made via an Automatic Investment Plan (however, this exception does not apply to optional cash purchases pursuant to a DRIP);

(9)         The prohibitions of this Section V apply to Covered Securities acquired or disposed of in any type of transaction, including but not limited to non-brokered transactions, such as purchases and sales of privately placed Covered Securities and Covered Securities acquired directly from an issuer, except to the extent that one of the exceptions from the prohibitions set forth in Section V(C) is applicable.

(2)                                 Purchases of rights issued by an issuer pro rata to all holders of a class of its Covered Securities (if such rights are acquired from such issuer), and the exercise of such rights;

(3)                                 Involuntary (i.e., non-volitional) purchases, sales and transfers of Covered Securities;

(4)                                 Transactions in Discretionary Accounts in which the Access Person (or an immediate family member of the Access Person who lives in the same household as the Access Person) has Beneficial Ownership.  Please note, however, that an Access Person will be presumed to influence or control an account of an immediate family member who lives in the same household as the Access Person that is not a - Discretionary Account (and, thus, subject trading in those accounts to pre-clearance under the Code) absent a written determination by the Chief Compliance Officer to the contrary; and

(5)                                 Transactions by or on behalf of an Independent Trustee, unless, in the case of the prohibition set forth in Section IV (B), the Independent Trustee has actual knowledge of the matters described in Section IV (B) and no exception of this Section V(C) applies.

Section VI                                      Pre-clearance Procedures

(A)                               Obtaining Pre-Clearance.

Any person seeking pre-clearance of a personal transaction in a Covered Security required to be approved pursuant to Section V above must obtain such pre-clearance from the Chief Compliance Officer or a person who has been authorized by the Chief Compliance Officer to pre-clear transactions (each a “Clearing Officer”).  A Clearing Officer seeking pre-clearance with respect to his or her own transaction shall obtain such pre-clearance from another Clearing Officer (or, if that person is not available, from the Chief Compliance Officer or General Counsel).

(i)                                                        Prior to requesting pre-clearance from a Clearing Officer, each Access Person shall ask the applicable Adviser’s Trade Restriction Officer and/or his or her designate whether the applicable Security is eligible for pre-clearance under this Code.

(ii)                                                     Upon receipt of the inquiry, the Adviser’s Trade Restriction Officer or his or her designee will determine if:

a.              MFAM or the Trust has any open orders for a Covered Security; or

b.              MFWM has changed the allocation of a Covered Security in a Model Portfolio and has not yet received notice that the transactions necessary to implement that change have been executed;

c.               the Covered Security is on the restricted list maintained by the Trust or any Adviser.

If any of the preceding criteria applies, the Access Person must disclose such on the Pre-Clearance form and may be ineligible for pre-clearance, unless the Chief Compliance Officer determines otherwise.

(B)                               Time of Clearance.

(1)                                 An Access Person may pre-clear trades only where such person has a present intention to effect a transaction in the Security for which pre-clearance is sought.

(a)                                 It is not appropriate for an Access Person to obtain a general or open-ended pre-clearance to cover the eventuality that he or she may buy or sell a Security at some future time depending upon market developments.

(b)                                 Consistent with the foregoing, an Access Person may not simultaneously request pre-clearance to buy and sell the same Security.

(2)                                 Pre-clearance of a trade shall be valid and in effect through the close of business the day following the day upon which pre-clearance was granted (if the security is thinly traded, pre-clearance is good for seven days);

(a)                                 Notwithstanding the foregoing, a pre-clearance expires upon the person becoming aware of facts or circumstances that would prevent a proposed trade from being pre-cleared.  Accordingly, if an Access Person becomes aware of new or changed facts or circumstances that give rise to a question as to whether pre-clearance could be obtained if a Clearing Officer was aware of such facts or circumstances, the person shall be required to so advise a Clearing Officer (and receive new pre-clearance) before proceeding with such transaction.

(b)                                 The Chief Compliance Officer has discretion to either extend or reduce the time period that pre-clearance is valid, and the Chief Compliance Officer will document any exception to the pre-clearance period, including (among other things) a description of the relevant facts and circumstances for any exception

(C)                               Form.

Pre-clearance must be obtained in writing by (i) completing and signing (including using a typed or electronic signature) the form for Pre-clearance for Personal Securities Transactions, attached as Schedule A, which form shall set forth the details of the proposed transaction, and (ii) obtaining the written approval (including by email) of a Clearing Officer.

(D)                               Filing.

Copies of all completed pre-clearance forms, with the required signatures, shall be retained electronically at PreClearMe@foolfunds.com or in such other location that the Chief Compliance Officer shall designate.

(E)                                Factors Considered in Pre-Clearance of Personal Transactions.

A Clearing Officer may refuse to grant pre-clearance of a personal transaction in his or her sole discretion without being required to specify any reason for the refusal.  Generally, a Clearing Officer will consider the following factors in determining whether or not to pre-clear a proposed transaction:

(1)                                 Whether the amount or nature of the transaction, or the identity of the person making it, is likely to affect the price or market for the Covered Security;

(2)                                 Whether the person making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered on behalf of a Client;

(3)                                 Whether the transaction is likely to adversely affect a Client; and

(4)                                 Whether the transaction may otherwise create an appearance of impropriety.

(F)                                 Monitoring of Personal Transactions After Pre-Clearance.

The Chief Compliance Officer or his or her designee shall periodically monitor each Access Person’s transactions to ascertain whether pre-cleared transactions have been executed within the time period for pre-clearance and whether such transactions were executed in the specified amounts.

(G)                               Requirements for All Personal Accounts

Generally, an Access Person may maintain a Personal Account with the financial firm of his or her choice, provided the firm is able to provide copies of the Access Person’s account statements to the Chief Compliance Officer or his or her designee and such statements are being provided.  However, the Chief Compliance Officer (in consultation with the General Counsel) may require any Access Person to maintain Personal Accounts with specified firms or prohibit any Access Person from maintaining a Personal Account with a specified firm.

(H)                              Alternative Mechanisms

The Chief Compliance Officer may establish alternative mechanisms for the pre-clearance set out in this Section VI.

Section VII                                 Certifications and Reports by Access Persons(10)

(A)                               Initial Certifications and Initial Holdings Reports.

Within ten (10) days after a person becomes an Access Person, except as provided in Section VII (D), such person shall complete and submit to the Chief Compliance Officer or his or her designee an Initial Certification and Holdings Report on the form attached as Schedule C.  The information contained therein must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

(B)                               Quarterly Transaction Reports.

(1)                                 Within thirty (30) days after the end of each calendar quarter, each Access Person shall make a written report to the Chief Compliance Officer or his or her designee of all transactions in Covered Securities occurring in the quarter in which he or she had any direct or indirect Beneficial Ownership.  Such report is hereinafter called a “Quarterly Transaction Report.”

(2)                                 Except as provided in Section VII (D), a Quarterly Transaction Report shall be on the form attached as Schedule B and must contain the following information with respect to each reportable transaction:

(i)                                     Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(ii)                                Title (and as applicable, the exchange ticker symbol or CUSIP number), number of shares or principal amount of each Covered Security and the price at which the transaction was effected; and

(iii)                             Name of the broker, dealer or bank with or through whom the transaction was effected; and

(iv)                              Date that the Access Person submitted the Quarterly Transaction Report.

(v)                                 A copy of the confirmation statement issued for the transaction or a copy of the brokerage statement showing the transaction attached to the Quarterly Transaction Report.

(3)                                 A Quarterly Transaction Report may contain a statement that the report is not to be construed as an admission that the person making it has or had any direct or indirect Beneficial Ownership of any Security to which the report relates.

(10)            The reporting requirements of this Section VII apply to Covered Securities acquired or disposed of in all types of transactions, including but not limited to non-brokered transactions, such as purchases and sales of Covered Securities in a Limited Offering and Covered Securities acquired directly from an issuer, and short sales of Covered Securities, except to the extent that one of the exceptions from the reporting requirements applies.

(C)                               Annual Certifications and Annual Holdings Reports.

Annually, by January 30 of each year, except as provided in Section VII (D), each Access Person shall complete and submit to the Chief Compliance Officer or his or her designee an Annual Certification and Holdings Report on the form attached as Schedule D.  The information contained therein must be current as of a date no more than 45 days before the Annual Certification and Holding Report is submitted.

(D)                               Exceptions from Reporting Requirements.

(1)                                 Notwithstanding the quarterly reporting requirement set forth in Section VII (B), an Independent Trustee is not required to file a Quarterly Transaction Report unless he or she was actually aware of the Trust’s trading activity at any time during the fifteen day period immediately preceding or after such Independent Trustee engaged in a Securities transaction.

(2)                                 Independent Trustees are not required to file Initial Holdings Reports or Annual Holdings Reports.

(3)                                 An Access Person need not submit an Initial Holdings Report, a Quarterly Transaction Report or an Annual Holdings Report with respect to any Covered Securities held in an account over which the Access Person does not have, directly or indirectly, Beneficial Ownership.

(4)                                 An Access Person need not Report Covered Securities held in a Trust managed by a third-party Trustee or held in an account(s) in which a third-party manager has discretionary investment authority (hereafter “Discretionary Accounts”).  .  However, the Chief Compliance Officer may periodically request (in his or her sole discretion) that an Access Person provide transaction or holding reports.  An Access Person relying on this exception must provide the Chief Compliance Officer with a certification in the form of Schedule F.

(5)                                 An Access Person need not submit a Quarterly Transaction Report with respect to any transaction effected pursuant to an Automatic Investment Plan.

(6)                                 Statements.

(a)                                 In lieu of submitting a Quarterly Transaction Report, an Access Person may arrange for the Chief Compliance Officer or his or her designee to be sent duplicate statements for all Personal Accounts through which transactions in Covered Securities in which the Access Person has any direct or indirect Beneficial Ownership are effected, so long as the Chief Compliance Officer or his or her designee receives the account statements no later than thirty (30) days after the end of the calendar quarter.

(b)                                 Notwithstanding the foregoing, an Access Person must submit a Quarterly Transaction Report for any quarter during which the Access Person has acquired or disposed of direct or indirect Beneficial Ownership of any Covered Security if such transaction was not in a Personal Account for which duplicate statements are being sent.

(c)                                  Access Persons who provide duplicate statements to the Chief Compliance Officer or his or her designee for their Personal Accounts will be deemed to satisfy the requirement to submit a Quarterly Transaction Report if such statements reflect all transactions in Covered Securities required to be reported by them hereunder.  The Chief Compliance Officer or his or her designee will review these statements to ascertain compliance with this Code.

(E)                                Any Access Person relying on this Section VI(D)(6) shall be required to certify as to the identity of all Personal Accounts through which Covered Securities in which they have direct or indirect Beneficial Ownership are purchased, sold and held.  In addition, it is the responsibility of the Access Person to confirm that all duplicate statements have been delivered to the Chief Compliance Officer or his or her designee in a timely manner.

(F)                                 The Chief Compliance Officer may establish alternative mechanisms for the reporting set out in this Section VII.

(G)                               Each Access Person must take the initiative to comply with the requirements of this Section VII.  Any effort by the Trust, or by an Adviser, to facilitate the reporting process does not change or alter that responsibility.

Section VIII                            Additional Prohibitions

(A)                               Confidentiality of Trust and Client Transactions.

1.                                      Trust.  Until disclosed in a public communication to shareholders, to the Securities and Exchange Commission, or otherwise in accordance with the policies on Selective Disclosure of Portfolio Holdings, all information concerning the Securities held by or being considered for purchase or sale by the Trust shall be kept confidential by all Supervised Persons.

2.                                      Model Portfolios and Clients.  All information concerning the Securities held by or being considered for purchase or sale for the Model Portfolios or any Client shall be kept confidential by all Supervised Persons, or, with respect to the Model Portfolios, until publicly disclosed.(11)   In addition to portfolio information, all non-public personal information about Clients and potential clients shall be kept confidential in accordance with Motley Fool Wealth Management’s Privacy Policy and Procedures.  For the avoidance of doubt, “Client” includes all employees of the Advisers or their affiliates that are clients of Motley Fool Wealth Management.

(B)                               Outside Business Activities, Relationships and Directorships.

Access Persons may not engage in any outside business activities or maintain a business relationship with any person or company that may give rise to conflicts of interest or jeopardize the integrity or reputation of the Trust, the Advisers or any Client.  Similarly, no such outside business activities or relationships may be inconsistent with the interests of the

(11)            Of course, nothing in this Joint Code of Ethics shall prevent an Adviser or any Supervised Persons from disclosing a Client’s holdings to that Client in the ordinary course of business and discussing with the Adviser personnel as part of the Adviser’s business.

Trust, the Advisers, or any Client.  Access Persons who are officers or employees of an Adviser may not serve as a director of any public or private company, except with the prior approval of the Chief Compliance Officer (in consultation with the General Counsel), and all directorships held by such Access Persons shall be reported to the Chief Compliance Officer.  Access Persons who are employees must complete a Conflicts Questionnaire (which is attached hereto as Schedule E) at least annually.

(C)                               Gratuities.

Supervised Persons shall not, directly or indirectly, take, accept, receive or give gifts or other consideration in merchandise, services or otherwise in excess of $100, except:  (1) customary business gratuities such as meals, refreshments, beverages and entertainment that are associated with a legitimate business purpose, reasonable in cost, appropriate as to time and place, where the giver or a representative is present, do not influence or give the appearance of influencing the recipient and cannot reasonably be viewed as a bribe, kickback or payoff; and (2) business-related gifts of nominal value.

(D)                               Relationship with The Motley Fool

The Trust’s and Advisers’ relationships with The Motley Fool, LLC and other affiliates engaged in publishing information or analysis about securities (“The Motley Fool”), pose challenges in our industry.  To protect the reality and appearance of integrity, neither a Supervised Person, the Trust, nor an Adviser may:

1.                                      Seek information about securities or investments from The Motley Fool that has not been made publicly available (“Fool Information”);

2.                                      Use or pass on Fool Information for the benefit of the Trust, an Adviser, its Clients, its Access Persons, or its investors;

3.                                      Seek to influence The Motley Fool, its employees, agents, affiliates, contractors, directors, or stockholders (“Fool Persons”) to publish information or analysis for the purpose of influencing the market for any security;

4.                                      Disclose any material nonpublic information of the Trust, the Advisers, or their Clients, especially including Client holdings or Securities being considered for purchase or sale, to The Motley Fool, or shareholders of the Trust, except as part of a public disclosure authorized by the President, General Counsel, or Chief Compliance Officer (e.g., as part of a public disclosure of mutual fund holdings); but

5.                                      Notwithstanding the foregoing, an Adviser and its employees may disclose Trust or Client information to Fool Persons for the purpose of having them perform services on an Adviser’s or the Trust’s behalf, so long as such Fool Persons are under an obligation to protect the confidentiality of the Trust’s information and not disclose it to others or use it on behalf of The Motley Fool or themselves.  In addition, nothing in this Code shall prevent an Adviser, its employees, or its agents from disclosing to a Client who is a Fool Person any of such Client’s portfolio information.

For further guidance regarding actions or practices that are permissible and prohibited, please see The Motley Fool Holdings Code of Foolish Conduct.

Section IX                                     Certification by Access Persons

The certifications of each Access Person required pursuant to Section VII shall include certifications that the Access Person has read and understands this Code and recognizes that he or she is subject to it.  Access Persons shall also be required to certify in their annual certifications that they have complied with the requirements of this Code.

Supervised Persons who are not Access Persons shall be provided with a copy of the Code (and any amendments) and shall provide the Adviser with a written acknowledgment of the receipt of the Code and any amendment.

Section X                                          Sanctions

Any violation of this Code shall be subject to such sanctions by the Trust or an Adviser as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1, Rule 204A-1, and this Code.  The sanctions for Trust personnel shall be determined by the Board of Trustees, including a majority of the Independent Trustees; provided, however, that with respect to violations by personnel of an Adviser (or of a company which controls the Adviser), the sanctions to be imposed shall be determined by the Adviser (or the controlling person thereof), as applicable.  Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure, disgorgement of any profits stemming from any violation, and/or restitution of an amount equal to the difference between the price paid or received by the Trust or a Client and the more advantageous price paid or received by the offending person.

Section XI                                     Reporting of Violations

Every Supervised Person must immediately report any violation of this Code to the Chief Compliance Officer or, in the Chief Compliance Officer’s absence, the General Counsel of the applicable Adviser.  All reports will be treated confidentially and investigated promptly and appropriately.  The Adviser will not retaliate against any Supervised Person who reports a violation of this Code in good faith and any retaliation constitutes a further violation of this Code. For additional information regarding the Advisers’ “whistleblower” protections, please see The Motley Fool Holdings Code of Foolish Conduct. The Chief Compliance Officer will keep records of any violation of this Code, and of any action taken as a result of the violation.

Section XII                                Administration and Construction

(A)                               The Chief Compliance Officer shall be responsible for the administration of this Code.

(B)                               The duties of the Chief Compliance Officer are as follows:

(1)                                 Continuous maintenance of current lists of the names of all Supervised Persons, Access Persons, and Investment Personnel with an appropriate description of their title or employment, including a notation of any directorships held by Access Persons who are partners, members, officers, or employees of an Adviser or of any company that controls the Adviser, and the date each such person became an Access Person;

(2)                                 On an annual basis, providing each Supervised Person of the Trust or an Adviser with a copy of this Code and informing such persons of their duties and obligations hereunder;

(3)                                 Obtaining the certifications and reports required to be submitted by Access Persons under this Code (except that the Chief Compliance Officer may presume that Quarterly Transaction Reports need not be filed by Independent Trustees in the absence of facts indicating that a report must be filed), and reviewing the reports submitted by Access Persons;

(4)                                 Maintaining or supervising the maintenance of all records and reports required by this Code;

(5)                                 Preparing listings of all securities transactions reported by Access Persons and reviewing such transactions against a listing of transactions effected by the Adviser on behalf of Clients;

(6)                                 Issuance, either personally or with the assistance of counsel as may be appropriate, of any interpretation of this Code which may appear consistent with the objectives of Rule 17j-1, Rule 204A-1 and this Code;

(7)                                 Conduct of such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the Board of Trustees of the Trust and to the applicable Adviser; and

(8)                                 Report a material violation of this Code as part of the Quarterly Compliance Report to the Board.

The above acts may also be completed by compliance personnel acting at the direction of the Chief Compliance Officer.

(C)                               The Chief Compliance Officer shall maintain and cause to be maintained in an easily accessible place, the following records:

(1)                                 A copy of this Code and any other codes of ethics adopted pursuant to Rule 17j-1 and Rule 204A-1 by the Trust and the Advisers for a period of five (5) years;

(2)                                 A record of each violation of this Code and any other code specified in (C)(1) above, and of any action taken as a result of such violation for a period of not less than five (5) years following the end of the fiscal year of the Trust or Adviser, as applicable, in which the violation occurred;

(3)                                 A copy of each report made pursuant to this Code and any other code specified in XII(C)(1) above, by an Access Person or the Chief Compliance Officer, for a period of not less than five (5) years from the end of the fiscal year of the Trust or Adviser in which such report or interpretation was made or issued, the most recent two (2) years of which shall be kept in a place that is easily accessible;

(4)                                 A list of all persons, currently or within the past five (5) years, who are or were required to make reports pursuant to Rule 17j-1, Rule 204A-1 and this Code or any other code specified in (C)(1) above, or who are or were responsible for reviewing such reports; and

(5)                                 A record of any decision, and the reasons supporting the decision, to approve any investment in an Initial Public Offering or a Limited Offering by Access Persons or to make a permitted exception to any provision of this Code, for at least five (5) years after the end of the fiscal year in which such approval was granted.

(D)                               Review of Code by Board of Trustees.

(1)                                 On an annual basis, and at such other time as deemed to be necessary or appropriate by the Trustees, the Trustees shall review operation of this Code and shall adopt such amendments thereto as may be necessary to assure that the provisions of the Code establish standards and procedures that are reasonably designed to detect and prevent activities that would constitute violations of Rule 17j-1 and Rule 204A-1.

(2)                                 In connection with the annual review of the Code by the Trustees, the Trust and MFAM shall each provide to the Board of Trustees, and the Board of Trustees shall consider, a written report (which may be a joint report on behalf of the Trust and the Adviser) that:

(i)                                    Describes any issues arising under the Code or related procedures during the past year, including, but not limited to, information about material violations of the Code or any procedures adopted in connection therewith and that describes the sanctions imposed in response to material violations; and

(ii)                                Certifies that the Trust and the Advisers have each adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

(E)                                This Code may not be amended or modified except in a written form that is specifically approved by majority vote of the Independent Trustees within six months after such amendment or modification.  In connection with any such amendment or modification, the Trust and the Adviser shall each provide a certification that procedures reasonably necessary to prevent Access Persons from violating the Code, as proposed to be amended or modified, have been adopted.

This Code was adopted on March 25, 2009.

This Code, as amended, was approved by the Board of Trustees of the Trust at a meeting held on January 30, 2012 and September 16, 2015.

This Code, as amended, was approved by MFAM on January 30, 2012 and September 16, 2015.

This Code, as amended, was approved by MFWM on September 16, 2015.